Exhibit 5.1

July 17, 2026

Evogene Ltd.
13 Gad Feinstein Street
Park Rehovot, P.O.B 2100 Rehovot 76121,
Israel

Re: Evogene Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for Evogene Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with Sales Agreement, dated as of June 11, 2026 (the “Sales Agreement”), entered into by and between the Company and A.G.P./Alliance Global Partners (the “Agent”), pursuant to which the Company has agreed to offer and sell (the “Offering”) from time to time its ordinary shares having an aggregate offering price of up to $3,288,113 (the “ATM Shares”). The ATM Shares have been, and will be, issued pursuant to the shelf registration statement on Form F-3 (File No. 333-277565) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus contained therein, as supplemented by the prospectus supplement dated June 11, 2026 (the “Initial Prospectus Supplement”), under which $2,926,500 of the ATM Shares (the “Initial ATM Shares”) were initially included in the Offering, as modified by Amendment No. 1 dated July 17, 2026 to the Initial Prospectus Supplement (the “Prospectus Supplement Amendment”), under which an additional $361,613.21 of the ATM Shares (the “Additional ATM Shares”) were added to the Offering.

We have previously provided our legal opinion, dated June 11, 2026, with respect to the valid issuance of the Initial ATM Shares, and we have currently been requested to address, on a supplementary basis, the valid issuance of the Additional ATM Shares.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the amended and restated articles of association of the Company, as amended to the date hereof (the “Articles of Association”); (iii) the Initial Prospectus Supplement; (iv) a draft of the Additional Prospectus Supplement; (v) the Sales Agreement; (vi) resolutions of the board of directors (the “Board”) of the Company that approved the filing of the Registration Statement; (vii) resolutions of the Board approving the Company’s execution of the Sales Agreement, entry into the Offering, the filing of the Initial Prospectus Supplement and the Prospectus Supplement Amendment, and all related actions to be taken in connection therewith; and (viii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, assuming that prior to the issuance by the Company of any of the Additional ATM Shares under the Sales Agreement, (i) the price, (ii) the number of Additional ATM Shares and (iii) certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law, and all corporate proceedings necessary for the authorization, issuance and delivery of the Additional ATM Shares shall have been taken, upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the Offering, the Additional ATM Shares as described in the Prospectus Supplement Amendment will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the furnishing of this opinion as an exhibit to the Company’s Report of Foreign Private Issuer on Form 6-K to be furnished to the SEC on July 17, 2026 (the “Form 6-K”), which Form 6-K is incorporated by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the prospectus contained therein, the Initial Prospectus Supplement, and the Prospectus Supplement Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices

Meitar | Law Offices